EXHIBIT 10.3

CHURCH & DWIGHT CO., INC.

2022 OMNIBUS EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of _________________ (the “Date of Grant”), is delivered by Church & Dwight Co., Inc. (the “Company”) to _______________ (the “Grantee”).

RECITALS

The Church & Dwight Co., Inc. 2022 Omnibus Equity Compensation Plan (as amended and restated effective as of April 28, 2022) (the “Plan”) provides for, among other things, the grant of options to purchase shares of common stock of the Company. The Compensation & Human Capital Committee of the Company’s Board of Directors (the “Committee”), which administers the Plan, has decided to make a stock option grant as an inducement for the Grantee to continue in the employ of the Employer and promote the best interests of the Company and its stockholders. References in this Agreement to the Committee shall include any successor thereto appointed under and in accordance with the Plan. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.
Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase ___________ shares of common stock of the Company (“Shares”) at an exercise price of $_________ per Share. The Option shall vest and become exercisable according to Paragraph 2 below. The Option is not intended to qualify and will not be treated as an Incentive Stock Option.
2.
Exercisability of Option. Except as provided in Paragraphs 3(b) and 5 below or the Plan, the Option shall vest and become exercisable in accordance with the schedule set forth below, if the Grantee continues to be employed by the Employer on the applicable vesting date(s).

Vesting Date(s)	Shares for Which the Option is Exercisable on the Vesting Date(s)
Third anniversary of the Date of Grant	100%
3.
Term of Option.
(a)
The Option shall have a term of ten years from the Date of Grant and shall terminate on the tenth anniversary of the Date of Grant, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)
The Option shall automatically terminate upon the happening of the first of the following events, unless otherwise agreed by the Committee by resolution passed prior to or contemporaneously with the grant of the Option:
(i)
The expiration of the 90‑day period after the Grantee ceases to be employed by the Employer, if the Grantee’s employment is terminated due to any reason other than Disability (as defined below), death, Retirement (as defined below) or Cause (as defined below). In the event such employment termination results from a termination by the Employer without Cause (other than a termination due to Disability, death or Retirement), then, during such 90-day period, if the Grantee executes a written release (in a form acceptable to the Company) of any and all claims against the Employer and all related parties with respect to all matters arising out of the Grantee’s employment and termination of employment with the Employer and such related parties, and such release is or becomes irrevocable under applicable law during such 90-day period, then the Option (to the extent unvested) shall continue to vest and become exercisable in accordance with the schedule set forth in Paragraph 2 above during such 90-day period. For the avoidance of doubt, if the Grantee continues to vest in the Option during such 90-day period, but the Option would not otherwise vest under the schedule set forth in Paragraph 2 above during such time, no vesting shall occur.
(ii)
The expiration of the three-year period after the Grantee ceases to be employed by the Employer, if the Grantee’s employment is terminated on account of the Grantee’s Disability. Upon such employment termination, the Option (to the extent unvested) shall continue to vest and become exercisable in accordance with the schedule set forth in Paragraph 2 above during such three-year period. For purposes of this Agreement, the term “Disability” shall be determined in accordance with the Employer’s long-term disability plan then in effect. Notwithstanding the foregoing, if Grantee is a party to an employment agreement with the Company, the Employer or any Subsidiary that contains a definition of “disability,” such definition shall apply to Grantee for purposes of this Agreement.
(iii)
The expiration of the three-year period after the Grantee ceases to be employed by the Employer, if the Grantee’s employment is terminated due to his or her death while employed by the Employer. Upon such employment termination, the Option shall continue to vest and become exercisable in accordance with the schedule set forth in Paragraph 2 above during such three-year period.
(iv)
The expiration of the term described in Paragraph 3(a) if the Grantee’s employment is terminated on account of the Grantee’s Retirement (as defined below). Upon such employment termination, the Option shall continue to vest and become exercisable in accordance with the schedule set forth in Paragraph 2 above during such term. For purposes of this Agreement, a Grantee shall be considered to meet the requirements of “Retirement” if:
(1)
The Grantee’s termination of employment is voluntary and is not a termination by the Employer without Cause, and the Grantee (A) has provided the Employer with at least 120 days’ prior written notice of the proposed termination date, (B)

has entered into a separation agreement with the Employer that contains confidentiality, non-competition, non-solicitation, non-disparagement and invention assignment provisions, and (C) is aged 55 or above as of the Grantee’s employment termination date and, as of such employment termination date, (i) the Grantee has provided the Employer and its affiliates with at least five years of continued service and (ii) the sum of the Grantee’s age and his or her aggregate years of service with the Employer and its affiliates is equal to or greater than 65; or
(2)
The Grantee’s termination of employment is involuntary and made by the Employer without Cause, and the Grantee (A) pursuant to the request of the Employer, has entered into a separation agreement with the Employer that contains confidentiality, non-competition, non-solicitation and non-disparagement provisions, and (B) is aged 55 or above as of the Grantee’s employment termination date and, as of such employment termination date, (i) the Grantee has provided the Employer and its affiliates with at least five years of continued service and (ii) the sum of the Grantee’s age and his or her aggregate years of service with the Employer and its affiliates is equal to or greater than 65.
(v)
The date on which the Grantee’s employment is terminated by the Employer for Cause. In addition, upon such employment termination, the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company to the Grantee of the exercise price paid by the Grantee for such Shares. Notwithstanding the prior provisions of this Paragraph 3, if, after the termination of Grantee’s employment with the Employer, the Committee (or its designee) determines that the Grantee has (i) engaged in conduct which would reasonably be expected to constitute Cause hereunder, or (ii) breached any restrictive covenant by which the Grantee is bound (whether under this Agreement or otherwise), then in each case, 100% of the Option shall immediately terminate and be forfeited. For purposes of this Agreement, the term “Cause” shall mean the Grantee’s dishonesty, malfeasance, misfeasance, fraud, insubordination, willful misconduct, commission of a criminal offense or refusal or failure to perform services (for any reason other than Disability or physical or mental incapacity), in each case, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, if Grantee is a party to an employment agreement with the Company, the Employer or any Subsidiary that contains a definition of “cause,” such definition shall apply to Grantee for purposes of this Agreement.
(vi)
The tenth anniversary of the Date of Grant.
(c)
Notwithstanding the foregoing:

(A) In no event may the Option be exercised on or after the tenth anniversary of the Date of Grant;

(B) Any portion of the Option that is not vested or exercisable at the time the Grantee ceases to be employed by the Employer, and that will not subsequently vest or become exercisable as provided in subparagraph 3(b)(i), (ii), (iii) or (iv) above, shall immediately terminate and be forfeited as of the Grantee’s employment termination date; and

(C) In the event that: (i) the Grantee’s termination of employment is involuntary and made by the Employer without Cause, (ii) the Grantee resides outside of the United States, and (iii) the Grantee will receive severance or separation payments that exceed one year’s base salary or wages, then, to the extent legally permissible under applicable local laws and regulations, the Option will immediately terminate and cease to be outstanding as of the Grantee’s employment termination date.

4.
Exercise Procedures.
(a)
Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the vested and exercisable portions of the Option by delivering written notice to a representative of the Company designated by the Committee on any business day (the “Exercise Notice”). The Exercise Notice shall specify the number of Shares to be purchased accompanied by full payment of the Exercise Price for the Shares being purchased. The Exercise Notice will be effective when it is received by the Company’s representative. Any Person exercising the Option after the death of the Grantee must provide appropriate documentation to the satisfaction of the Company that such Person is entitled to exercise the Option. Payment of the Exercise Price for the number of Shares being purchased in full shall be made in one (or a combination) of the following: (i) in cash or cash equivalents acceptable to the Company, (ii) with the approval of the Committee, by delivery of unrestricted Shares which have already been owned by the Grantee which are surrendered to the Company having a Fair Market Value on the date of surrender equal to the aggregate Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.
(b)
The Company’s obligation to deliver Shares upon exercise of the Option shall be subject to the Plan (including, without limitation, Section 15 thereof) and all applicable laws, rules, regulations and stock exchange requirements and also to such approvals by governmental agencies as may be deemed appropriate by the Company, including such actions as Company counsel shall deem necessary or appropriate to comply with such applicable laws, rules, regulations and stock exchange requirements.
(c)
The Company or the Employer shall have the right to require payment of, or deduction from payments of any kind otherwise due to Grantee, any federal, state, local or foreign taxes of any kind required by applicable law to be withheld upon the issuance, vesting or delivery of any Shares, dividends or payments of any kind. The Company or the Employer may withhold taxes from any payments due to Grantee. Unless otherwise determined by the Committee in its sole discretion, the minimum statutory withholding obligations shall be satisfied by withholding Shares otherwise issuable to the Grantee. The Shares withheld shall have an aggregate Fair Market Value sufficient to satisfy the minimum statutory total tax withholding obligations. The Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.

(d)
[In addition to, and notwithstanding, subparagraph 4(c) of this Agreement and Section 5(e) of the Plan, the Company and the Employer may deduct an amount greater than any federal, state/provincial or local income taxes, and social security and employment taxes, or foreign taxes of any kind required by applicable law to be withheld upon the issuance, vesting or delivery of any Shares, dividends or payments of any kind from any payments due to the Grantee, provided that (i) such deduction shall not be greater than the maximum statutory withholding obligations calculated on the basis of the aggregate Fair Market Value of the Shares underlying the exercisable (or, as the case may be, exercised) portion of the Option at the relevant time, and (ii) the difference between any such deduction and the statutory total tax withholding obligations (including any statutory withholding for social security contributions) is reimbursed to the Grantee as soon as reasonably practicable following the remittance of any such statutory total tax withholdings to the relevant tax authorities.]
5.
Change of Control. The provisions of the Plan relating to the consequences of a Change of Control (including, without limitation, Section 14 of the Plan) shall apply to the outstanding Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate in accordance with the Plan.
(a)
[Notwithstanding any other provision of the Plan to the contrary, if, in connection with a Change of Control, the Option is (i) assumed, substituted or converted to similar grants of the surviving corporation (or parent or subsidiary of the surviving corporation), in each case with value and terms that are at least equivalent to the Option in effect before the Change of Control and otherwise in accordance with Section 14(b)(iv) of the Plan, then the Option shall not accelerate and become fully exercisable in accordance with Section 14(a)(i) of the Plan and shall instead remain outstanding and subject to its terms; provided that, if the Grantee’s employment or service with the Employer is terminated by the Employer without Cause (as defined above) or by the Grantee for Good Reason (as defined below), in either case upon or within twenty-four (24) months following the Change of Control then, upon any such termination of employment or service, the Option shall automatically accelerate and become fully exercisable in accordance with Section 14(a)(i) of the Plan, or (ii) not assumed, substituted or converted to similar grants of the surviving corporation (or parent or subsidiary of the surviving corporation), in each case with value and terms that are at least equivalent to the Option in effect before the Change of Control and otherwise in accordance with Section 14(b)(iv) of the Plan, then, effective upon the Change of Control, the Option shall automatically accelerate and become fully exercisable in accordance with Section 14(a)(i) of the Plan and shall be cancelled in exchange for one or more payments by the Company, in cash, equal to the amount, if any, by which the greater of (x) Fair Market Value of the Shares, or (y) the value that would have been attained upon the exercise of such Option, in each case, determined as of the Change of Control, exceeds the Exercise Price.
(b)
For purposes of this Agreement, the term “Good Reason” shall mean, and shall be deemed to exist if, without the prior express written consent of the Grantee, (i) the Grantee suffers a material demotion in his or her title or position as it existed on the date of this Agreement; (ii) the Grantee suffers a material reduction in his or her duties, responsibilities or effective authority associated with his or her titles and positions; (iii) the Grantee’s target annual cash compensation (annual base salary plus target bonus percentage) or aggregate benefits are materially decreased by the Employer; (iv) the Employer fails to obtain assumption by an acquirer of any change in control agreement, severance agreement or employment agreement between the Grantee and the

Employer (if any); or (v) the Grantee’s primary office location is moved to a location more than fifty (50) miles from its location as of the date hereof. In order for the Grantee to terminate employment for Good Reason, the Grantee must provide a written notice to the Company (or any successor thereto) in accordance with Section 16 below of the Grantee’s termination for Good Reason. Such notice is required to set forth the provision of this Agreement that the Grantee believes constitutes “Good Reason” and specify the particulars thereof in detail within ninety (90) days of the initial occurrence of such event. The Employer (or any successor thereto) shall have thirty (30) days after the Company’s receipt of such notice to remedy the circumstances that allegedly give rise to “Good Reason.” If the Employer (or any successor thereto) remedies the circumstances that have given rise to “Good Reason,” within the thirty (30) day cure period, the Grantee’s notice shall not be effective and shall be null and void from its inception. However, if the Employer (or any successor thereto) does not remedy such event within such thirty (30) day cure period, the Grantee’s employment must terminate within sixty (60) days after the end of the thirty (30) day cure period in order for the termination to be on account of Good Reason. Notwithstanding the foregoing, if the Grantee is a party to an employment agreement, severance agreement or other similar agreement with the Company, the Employer or any Subsidiary that contains a definition of “good reason,” such definition shall apply to Grantee for purposes of this Agreement. The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.]
6.
Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, in each case, solely to the extent that the Option is exercisable pursuant to this Agreement.
7.
Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the Shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law and stock exchange rules and regulations. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. A copy of the Plan has been provided to the Grantee. By accepting the grant of the Option, the Grantee agrees to be bound by the terms of the Plan and this Agreement and agrees that all of the decisions and determinations of the Committee shall be final and binding.
8.
No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of any Employer and shall not interfere in any way with the right of any Employer to terminate the Grantee’s employment at any time. The right of any Employer to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.
9.
No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the

Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.
10.
Assignment and Transfers. Notwithstanding the foregoing in Paragraph 6 above, the Grantee shall be permitted to transfer the Option to a “family member” (as defined in General Instruction A.1(a)(5) to Registration Statement on Form S-8 under the Securities Act of 1933, as amended) of the Grantee; provided that the Grantee receives no consideration for such transfer and the transferred Option continues to be subject to the same terms and conditions as were applicable to the Option immediately prior to such transfer; and provided, further, that any such transfer shall be effectuated only by a written instrument acceptable to the Committee that is executed and delivered to the Company by the Grantee and the transferee, and consented to by the Company.
11.
Data Privacy Consent. As a condition of the grant of the Option, Grantee hereby consents to the collection, use and transfer of personal data as described in this paragraph. Grantee understands that the Company, the Employer and their affiliates hold certain personal information about Grantee, including (as applicable) name, home address and telephone number, date of birth, social security number, social insurance number, salary, nationality, job title, ownership interests or directorships held in the Company, the Employer or their affiliates, and details of all stock options or other equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). Grantee further understands that the Company, the Employer and their affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of Grantee’s participation in the Plan, and that the Company, the Employer and any of their affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan. Grantee understands that such recipients may be located in the United States or elsewhere in the world. Grantee hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on Grantee’s behalf, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer to a broker or other third party with whom Grantee may elect to deposit any Shares acquired under the Plan. Grantee understands that he or she may, at any time, view such Data or require any necessary amendments to it.
12.
Non-Disclosure, Non-Competition, Non-Solicitation and Non-Disparagement. In consideration of the grant of the Option hereunder, the Grantee agrees to and acknowledges the following:
(a)
In addition to the Grantee’s obligations under any other agreement with the Company or any of its Subsidiaries, if applicable, the Grantee acknowledges that, through the Grantee’s employment with the Company or a Subsidiary thereof, the Grantee has acquired or will acquire, and had or will have access to Confidential Information (as defined below). The Grantee hereby acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information. The Grantee hereby acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the information is in printed, written or electronic form, retained in the

Grantee’s memory or has been compiled or created by the Grantee. The Grantee hereby agrees that the Grantee has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company. If the Grantee has any questions regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, the Grantee hereby agrees to contact Stacey Maloney, HR Business Partner, 500 Charles Ewing Blvd. Ewing, NJ 08628. If Grantee primarily lives and works in a state requiring temporal and/or geographic limitations on confidentiality non-disclosure clauses, Grantee understands and agrees that to the extent this obligation of non-disclosure and non-use of Confidential Information applies to information that does not meet the definition of a trade secret under applicable law, it shall apply only for twenty-four (24) months after the separation of Grantee’s employment with the Company and only in geographic areas in which the unauthorized use or unauthorized disclosure of such confidential information could competitively harm the Company. Grantee also understands that trade secrets are protected by statute and are not subject to any time limits. Nothing in this Agreement limits or affects the protection given to Confidential Information and trade secrets under statutory and common law, and the immediately preceding two sentences of this subparagraph shall not apply to employees who do not primarily live and work in a state that does not require temporal and/or geographic limitations on confidentiality non-disclosure clauses.
(b)
While employed by the Employer and during the Restricted Period (as defined below) and within the Restricted Territory (as defined below), the Grantee will not, whether directly or indirectly and whether for compensation or otherwise, either for the Grantee’s self or for any other person or entity, own or hold any interest in, manage, operate, control, work, consult and/or render services for, or in any manner participate or engage in any business of any person or entity (including, without limitation, any subsidiary, division or affiliate thereof) engaged in a Competitive Activity (as defined below), either as a partner, proprietor, shareholder, creditor, joint venturer, officer, director, agent, employee, consultant, executive, trustee, affiliate or otherwise; provided that the foregoing shall not prohibit the Grantee from (i) performing services for a person or entity engaged in Competitive Activity that are not the same or substantially similar to those performed by the Grantee for the Company or any of its Subsidiaries during the 12-month period preceding the Grantee’s date of separation; or (ii) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Grantee has no participation in the business of such corporation.
(c)
While employed by the Employer and during the Restricted Period and within the Restricted Territory, the Grantee shall not, directly or indirectly, either for the Grantee’s self or for or through any other person or entity: (i) solicit, induce or attempt to induce any Key Employee (as defined below) to leave the employ of the Company or any of its Subsidiaries, as applicable, or in any way interfere with his/her employment relationship with the Company or any of its Subsidiaries, as applicable; (ii) induce or attempt to induce any Customer, supplier or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, as applicable, in favor of a person or entity engaged in a Competitive Activity; or (iii) offer Competitive Products to any Customer.

(d)
For purposes of this Agreement: (i) “Restricted Period” means the twelve (12) month period following the separation of the Grantee’s employment with the Employer, regardless of the reason for such separation; (ii) “Restricted Territory” means any district, region, or territory assigned to the Grantee as well as all districts, regions, or territories in which the Grantee provided any services, sold any products or otherwise had responsibility at any time during the 12-month period preceding the Grantee’s date of separation; (iii) “Competitive Activity” means manufacturing, distributing, or selling any Competitive Products; (iv) “Competitive Products” means any product that competes with a consumer packaged goods product or specialty products division product sold by the Company or any of its Subsidiaries, or is in development by the Company or any of its Subsidiaries during the 12-month period preceding the Grantee’s date of separation; (v) “Customer” means all accounts, customers, and prospective customers with whom the Grantee had material contact during the 12-month period preceding the Grantee’s date of separation; and (vi) “Key Employee” means any individual employed or engaged by the Company or any of its Subsidiaries at any time during the 12-month period preceding the Grantee’s date of separation with whom the Grantee had material contact, including individuals in the Grantee’s reporting structure and individuals with whom the Grantee regularly worked.
(e)
Subject to this Paragraph 12, the Grantee agrees to refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents, representatives, affiliates (collectively, “Covered Persons”), products or services, other than is necessary to comply with law. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, or to any individual or entity with whom any of the Covered Persons have a business relationship, which would adversely affect in any manner: (i) the conduct of the business of any of the Covered Persons (including, without limitation, any business plans or prospects); or (ii) the business reputation of the Covered Persons.
(f)
Subject to this Paragraph 12, the Grantee agrees to keep the existence of, terms of and conditions of this Agreement confidential and the Grantee agrees that the Grantee will not disclose any information concerning this Agreement or its terms to anyone other than the Grantee’s spouse, legal counsel and/or financial advisors, provided that: (i) the Grantee first informs them of the Grantee’s obligations under this Paragraph 12 and that this Agreement is highly confidential; and (ii) they agree to maintain confidentiality.
(g)
Nothing in this Agreement shall prohibit the Grantee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of this Paragraph 12), (ii) disclosing the Grantee’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iii) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation (provided, however, that the Grantee may not disclose information of the Company or any of its Subsidiaries that is protected by the attorney-client privilege, except as otherwise required by law) and the Grantee does not need the authorization of the Company to make any such reports or disclosure and shall not be required to notify the Company that the Grantee has made such reports or disclosures. Notwithstanding the foregoing, in the event that the Grantee is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Grantee’s employment by the Employer, to the maximum extent permitted by applicable law, the Grantee shall give prompt notice of such request to a designated Company representative and shall make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless the Grantee is otherwise ordered by a court or governmental authority. Nothing in this Agreement prevents a Grantee from discussing or disclosing information about conduct (whether occurring in the workplace or at work-related events) that Grantee reasonably believes under state, federal, or common law to be illegal, including illegal discrimination, illegal harassment, illegal retaliation, wage and hour violations, or sexual harassment and/or assault, or that is recognized as against a clear mandate of public policy. This Paragraph 12 shall survive the termination of this Agreement.
(h)
The Grantee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Grantee’s disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code §1833.
(i)
The provision of any benefits under this Agreement are expressly made subject to the Grantee’s compliance with this Paragraph 12. The Grantee agrees that the Company or any of its Subsidiaries may seek injunctive relief in any court of competent jurisdiction for the Grantee’s failure to comply fully with the provisions of this Paragraph 12, in addition to any other legal and monetary remedies which may be available to the Company and its Subsidiaries. If the Grantee violates any restrictive covenant set forth in this Paragraph 12, the Grantee agrees that the period of such violation shall be added to the term of the restriction. For the avoidance of doubt, notwithstanding anything to the contrary, the provisions of this Paragraph 12 shall be in addition to (and not in lieu of), and shall not have any effect on, any restrictive covenants that the Grantee is bound to under or pursuant to any other plan, policy, agreement or arrangement.
13.
Forfeiture; Recoupment.
(a)
Notwithstanding anything herein to the contrary, if (i) the Grantee is terminated for Cause, or (ii) the Committee (or its designee) determines that the Grantee has (x) engaged in conduct which could reasonably be expected to constitute Cause hereunder (regardless of whether the Grantee’s employment with the Employer terminated), or (y) breached any restrictive covenant by which the Grantee is bound (whether under this Agreement or otherwise), then in each case, the Company shall have the right to recoup from the Grantee, and the Grantee shall repay to the Company, within thirty (30) days following demand by the Company, a payment equal to the Fair Market Value of the aggregate Shares received upon exercise of the Option (if any) within the 12-month period immediately preceding such termination or determination, as applicable, net of the aggregate exercise price paid by the Grantee in cash upon exercise of such Option (if any); provided, that, the Company may require the Grantee to satisfy such payment obligations hereunder either by forfeiting and returning to the Company such Shares received upon exercise of the Option or any other Shares, or making a cash payment or any combination of these methods, as determined by the Company in its sole discretion.
(b)
The Grantee hereby acknowledges and agrees that the forfeiture and recoupment conditions set forth in this Paragraph 13, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. The Grantee also acknowledges and agrees that (i) it is a material inducement and condition to the Company’s issuance of the Option that such Grantee agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to forfeiture and recoupment conditions set forth above are reasonable, and (ii) nothing in this Agreement or the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the Option, or otherwise.
(c)
Notwithstanding anything herein to the contrary, to the extent applicable to the Grantee, by accepting the Option awarded under this Agreement, the Grantee agrees and acknowledges that the Option awarded under this Agreement (including the underlying Shares) and all other forms of compensation shall be subject to, and the Grantee agrees to abide by, the terms and conditions of (i) the Company’s Dodd-Frank Clawback Policy, (ii) the Company’s Supplemental Clawback Policy and (iii) any other clawback and/or recoupment policy adopted by the Company from time to time that applies to similarly situated employees of the Company, the Employer, and/or their respective affiliates, in each case, as amended from time to time and to the extent set forth in each applicable policy. To the extent that the Grantee is subject to the terms and conditions of any of the foregoing Company clawback policies, the Grantee shall have signed or shall sign each applicable clawback policy acknowledgement provided by the Company either in connection with the execution of the Agreement or prior the Grantee’s execution of the Agreement; provided, that the Grantee’s failure to sign such acknowledgement shall have no impact on the applicability or enforceability of such Company clawback policy. Any failure of such Grantee to timely sign such acknowledgment in accordance with the Company’s procedures shall result in the immediate forfeiture and cancellation of the Option awarded under this Agreement.
14.
Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
15.
Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
16.
Consent to Electronic Communications. The Grantee agrees that the Company may provide him or her with any communications associated with this Option in electronic format. Grantee’s consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this Option or notices or disclosures about a change in the terms and conditions of this Option.
17.
Taxes. Any tax obligations of Grantee and tax liability therefore, including, without limitation, any penalties or interest based upon such tax obligations, that arise from any payments made to Grantee in respect of the Option (or any portion thereof) shall be Grantee’s sole responsibility and liability. In addition, the Grantee hereby agrees that neither the Company nor any of its affiliates shall have any liability to the Grantee in respect of such tax obligations or liability.
18.
No Acquired Rights. The Grantee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of Options made under this Agreement is completely independent of any other award or Grant and is made at the sole discretion of the Company; and (c) no past Grants or awards (including, without limitation, the Options awarded hereunder) give the Grantee any right to any Grants or awards in the future whatsoever.
19.
Severability and Judicial Modification. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) each of the Company, each of its Subsidiaries and their respective successors, and the Grantee hereby agree that such provision(s) should be modified by the court and, to the maximum extent permissible under the applicable law, enforced; and (b) any invalidity, illegality, or unenforceability of a particular provision will not affect any other provision of this Agreement.
20.
Grantee Acknowledgements and Acceptance. The Grantee acknowledges receipt of a copy of the Plan and the prospectus and represents that he or she is familiar with the terms and conditions thereof, and hereby acknowledges and accepts this Agreement subject to all of the terms and conditions thereof. IN THE EVENT THAT, WITHIN SIXTY (60) DAYS FOLLOWING THE DATE OF GRANT, THE GRANTEE FAILS TO ACKNOWLEDGE AND ACCEPT THIS AGREEMENT IN THE MANNER DETERMINED BY THE COMPANY, THIS GRANT SHALL BE AUTOMATICALLY FORFEITED FOR NO CONSIDERATION AND THE GRANTEE SHALL HAVE NO RIGHTS OR ENTITLEMENTS OF ANY NATURE WHATSOEVER WITH RESPECT TO THE OPTIONS GRANTED HEREUNDER.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

CHURCH & DWIGHT CO., INC.

By:

Name: ______________________________

Title: _______________________________

Grantee:

Date:

Canada – qualifying option

Appendix – Canada: qualifying option

This Agreement shall be varied in respect of a Grantee resident in Canada (hereinafter referred to as the "Canadian Grantee") as at the Date of Grant in accordance with the following terms. By signing this Agreement, the Canadian Grantee agrees to be bound by the terms of the Agreement as varied by the following terms, notwithstanding any provisions in the Plan and the Agreement (excluding this Appendix).

1.
Overview
(a)
This Schedule A (this “Schedule”) is an appendix to the Stock Option Grant Agreement granted to the Canadian Grantee (the “Agreement”).
(b)
The provisions of this Schedule only apply to the extent that the Canadian Grantee , for purposes of the Tax Act (as defined herein): (i) is resident in Canada; (ii) is an employee of (A) the Company or (B) a corporation that does not deal at arm’s length with the Company; and (iii) deals at arm’s length with (A) the Company and (B) any corporation that does not deal at arm’s length with the Company.
(c)
This Schedule is to be read as a continuation of the Agreement. The purpose of this Schedule is to establish certain rules and limitations applicable to the Option granted to the Canadian Participant in compliance with applicable tax laws currently in force and in force from time to time.
(d)
In the event of any contradiction, explicit or implied, between the terms of the Agreement and the definitions and other provisions of this Schedule, the provisions of this Schedule shall prevail.
(e)
If the undersigned is resident, or employed, in the Province of Quebec, the undersigned acknowledges that a French version of the Plan and all agreements, notices, declarations and documents accessory to the Plan have been provided to the undersigned by the Company, and that after examining such version, it is the undersigned express wish to be bound only by the English version of the Plan and all agreements, notices, declarations and documents accessory to the Plan, and for all related documents to be drafted in only English. By signing this version of the Plan, the undersigned further requests to receive written communications, with respect to all matters of this Plan, from the Company in English. Vous reconnaissez qu’une version française du Plan et de ses ententes, avis, déclarations et documents, vous a été remise par la Société, et après en avoir pris connaissance, il est de votre volonté expresse d’être lié seulement par la version anglaise du présent Plan et de ses ententes, avis, déclarations et documents, et que tous les documents s’y rattachant soit rédigés en anglais seulement. De plus, en signant cette version du Plan, vous reconnaissez avoir demandé à ce que les communications écrites de la part de la Société vous soit remises en anglais.
2.
Definitions

Canada – qualifying option

(a)
Subject to Section 2(c), the definitions under the Agreement shall apply for purposes of this Schedule.
(b)
The following terms will only apply for purposes of this Schedule and not for purposes of the Agreement or the Plan:
(i)
“Canadian Grantee” has the meaning set out under Section 1(b);
(ii)
“Proportionate Amount” has the meaning set out under Section 3(b); and
(iii)
“Tax Act” means the Income Tax Act (Canada).
(c)
Any references to sections or provisions under this Schedule shall be references to sections or provisions of this Schedule unless otherwise provided.
3.
Stock Options
(a)
Section 3(b)(i) of the Agreement is deleted in its entirety and replaced with the following:

The expiration of the 90-day period after the Canadian Grantee ceases to be Actively Employed by the Employer, if the Canadian Grantee’s employment is terminated due to any reason other than Disability (as defined below), death, Retirement (as defined below) or Cause (as defined below). “Actively Employed” means, that the Canadian Grantee is actively engaged in the duties and obligations of employment with the Employer and includes (A) any approved period of time off or other statutory leave of absence, and (B) any minimum statutory notice period applicable to the Canadian Grantee that is prescribed by applicable employment standards legislation, but does not include any common law, civil law, reasonable notice or contractual notice period that exceeds the applicable minimum statutory notice period. In the event such employment termination results from a termination by the Employer without Cause (other than a termination due to Disability, death or Retirement), then, during such 90-day period, if the Canadian Grantee executes a written release, settlement or compromise (in a form acceptable to the Company) of any and all claims against the Employer and all related parties with respect to all matters arising out of the Canadian Grantee’s employment and termination of employment with the Employer and such related parties, to the extent permitted by and in accordance with local law requirements and such release is or becomes irrevocable under applicable law during such 90-day period, then the Option (to the extent unvested) shall continue to vest and become exercisable in accordance with the schedule set forth in Paragraph 2 above during such 90-day period. For the avoidance of doubt, if the Canadian Grantee continues to vest in the Option during such 90-day period, but the Option would not otherwise vest under the schedule set forth in Paragraph 2 above during such time, no vesting shall occur. The Canadian Grantee hereby acknowledges that the Plan contains provisions relating to forfeiture of Options at termination and agrees (Y) to be bound by such provisions, and (Z) in the event of any express or implied contradiction of those termination rights with

Canada – qualifying option

any terms of the Canadian Grantee’s employment contract, the terms of the Plan shall prevail. For certainty, except as expressly provided in the Plan, the Canadian Grantee shall have no rights with respect to any further grants of Options or benefits under the Plan and all unvested Options of the Canadian Grantee as of the Termination Date shall be forfeited and cancelled. The Canadian Grantee shall have no claim for lost Options or benefits under the Plan or for damages in lieu of such lost Options or benefits.

(b)
It is intended that whenever in Sections 3(b)(ii) and (iii) of the Agreement there are references that the Canadian Grantee ceases to be “employed”, that such term shall mean “Actively Employed” and shall be defined as follows:

“Actively Employed” means, that the Canadian Grantee is actively engaged in the duties and obligations of employment with the Employer and includes (A) any approved period of time off or other statutory leave of absence, and (B) any minimum statutory notice period applicable to the Canadian Grantee that is prescribed by applicable employment standards legislation, but does not include any common law, civil law, reasonable notice or contractual notice period that exceeds the applicable minimum statutory notice period.”

(c)
Section 3(b)(v) of the Agreement is deleted in its entirety and replaced with the following:

The date on which the Canadian Grantee ceases to be Actively Employed by reason of termination for Cause. “Actively Employed” means, that the Canadian Grantee is actively engaged in the duties and obligations of employment with the Employer and includes (A) any approved period of time off or other statutory leave of absence, and (B) any minimum statutory notice period applicable to the Canadian Grantee that is prescribed by applicable employment standards legislation, but does not include any common law, civil law, reasonable notice or contractual notice period that exceeds the applicable minimum statutory notice period. In addition, upon no longer being Actively Employed due to such employment termination for Cause, the Canadian Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company to the Grantee of the exercise price paid by the Grantee for such Shares. Notwithstanding the prior provisions of this Paragraph 3, if, after the termination of Canadian Grantee’s employment with the Employer, the Committee (or its designee) determines that the Canadian Grantee has (Y) engaged in conduct which would reasonably be expected to constitute Cause hereunder, or (Z) breached any restrictive covenant by which the Canadian Grantee is bound (whether under the Agreement or otherwise), then in each case, 100% of the Option shall immediately terminate and be forfeited. For purposes of the Agreement, the term “Cause” shall mean the Canadian Grantee’s dishonesty, malfeasance, misfeasance, fraud, insubordination, wilful misconduct, commission of a criminal offense or refusal or failure to perform services (for any reason other than Disability or physical or mental incapacity) or any other matter amounting to conduct or misconduct of a disciplinary or capability nature under local law, in each case, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Canadian Grantee is a party to an employment agreement with the

Canada – qualifying option

Company, the Employer or any Subsidiary that contains a definition of “cause,” such definition additionally shall apply to Canadian Grantee for purposes of the Agreement.

(d)
It is intended that: (i) subsection 7(1) of the Tax Act will apply in respect of the Option; and (ii) the Canadian Grantee will be able to make a deduction under paragraph 110(1)(d) of the Tax Act in respect of any taxable benefit realized on the exercise of any portion of the Option to the extent that the Shares, issued under the Option, constitute prescribed shares at the time of their issuance for purposes of paragraph 110(1)(d) of the Tax Act.
(e)
The Company hereby provides notice to the Canadian Grantee that the number of Shares set out in the table below will be “non-qualified securities” for the purposes of section 110 of the Tax Act when issued under the Agreement. The Company will notify the Minister of National Revenue of Canada of any Shares that will be non-qualified securities on or before the filing-due date for the taxation year of the Company that includes the day on which the Agreement was entered into.

	Total number of Options	Number of Options for non-qualifying securities pursuant to subsection 110(1.31) of the Tax Act	Number of Options for shares designated by the Corporation as non-qualifying securities pursuant to subsection 110(1.4) of the Tax Act
Options vesting on third anniversary of the Date of Grant		None	None
(f)
In particular, the Committee shall take reasonable steps to ensure that, under the Option, the exercise price per Share is not less than the amount by which (i) the fair market value of a Share on the Date of Grant (ii) exceeds the Proportionate Amount, if any, in respect of the Share (in this Section 3(b), “Proportionate Amount” refers to the amount obtained by dividing (A) the total amount paid by the Canadian Grantee to acquire the Option, if any, by (B) the total number of Shares that may be acquired under the Option).
(g)
Notwithstanding any other provision of the Agreement and the Plan, the Canadian Grantee will not receive any amount of cash in lieu of a Share or fraction of a Share to which the Canadian Grantee would otherwise be entitled under the Option.

4.
Other Matters
(a)
The Canadian Grantee hereby acknowledges that this Agreement and the Plan Rules contain provisions relating to the lapsing, forfeiture, and recoupment of the Options (the “Lapsing Provisions”), and hereby acknowledges and agrees to be bound by such provisions. In the event of any express or implied contradiction of those

Canada – qualifying option

Lapsing Provisions with any terms of the Grantee’s employment contract, the Lapsing Provisions shall prevail.
(b)
For greater certainty, in accordance with Section 4(c) of the Agreement, the Company (or any other payor of amounts to the Canadian Grantee) shall deduct and withhold, from the payment of any amount to a Canadian Grantee under an Option, any amount required to be deducted and withheld under the Tax Act, any other applicable Canadian tax law, or the administrative practices of the Canada Revenue Agency.
5.
Data Privacy

The following Notice has precedence and shall apply instead of the provisions in Section 11 of the Agreement Data Privacy Consent.

Canada Privacy Notice (the “Notice”)

The Canadian Grantee understands that the Company, the Employer and their affiliates hold certain personal information about the Canadian Grantee, including (as applicable):

•
Name, home address and telephone number, date of birth;
•
Social security number, social insurance number;
•
Salary, nationality, job title, ownership interests or directorships held in the Company, the Employer or their affiliates, and details of all stock options or other equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested; and
•
Any other information that could directly or indirectly identify the Grantee,

(“Data”).

Disclosure and transfer of Data

The Canadian Grantee further understands that the Company, the Employer and their affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Canadian Grantee’s participation in the Plan, and that the Company, the Employer and any of their affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan.

Such third parties could be service providers performing services on behalf of the Company, the Employer, or their affiliates or brokers. Moreover, Data could be disclosed in connection with a corporate transaction, such as a merger, divestiture, consolidation, or asset sale, though in any event, any acquiring entity or other third-party assignee will be bound by strict confidentiality requirements.

The Company may also disclose the Data under a legal obligation, including but not limited to, subpoena or court order; to prevent illegal activity or to prevent imminent harm.

Canada – qualifying option

The Canadian Grantee understands that such recipients may be located in the United States or elsewhere in the world.

The Canadian Grantee hereby authorizes the affiliates and the third parties to receive, possess, use, retain, disclose and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on the Grantee’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Canadian Grantee’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Canadian Grantee may elect to deposit any Shares acquired under the Plan. The Canadian Grantee understands that he or she may, at any time, view such Data or require any necessary amendments to it.

Data Security

The internal policies and practices of the Company, the Employer and their affiliates provide for:

•
a framework applicable to the use, communication, retention and destruction of Data;
•
a definition of the roles and responsibilities of the employees handling Data throughout its life cycle; and
•
a process for handling complaints concerning the protection of the Data.

Privacy Rights (Quebec)

•
Right to be informed. The Canadian Grantee has the right to be informed on what Data is collected, used, disclosed, retained, and deleted. Even if this is what this Notice is meant to achieve, the Canadian Grantee may request additional information to clarify the extent of his or her consent.
•
Right to rectify. The Canadian Grantee has the right to have his or her Data corrected if it is inaccurate or misleading and to have it completed if it is incomplete.
•
Right to Delete. The Canadian Grantee has the right to request under certain circumstances the deletion of his or her Data. However, since the Data is necessary for the administration of the Plan, the Company may terminate the Agreement.
•
Right to withdraw your consent. The Canadian Grantee may object to restrict or withdraw his or her consent. However, since the Data is necessary for the administration of the Plan, the Company may terminate the Agreement.
•
Right to be notified. The Grantee has the right to be informed of a confidentiality breach involving his or her Data that may cause him or her a serious harm.
•
Right to Data portability. The Canadian Grantee has the right to be provided in a structured, commonly used and machine-readable format with a copy of his or her Data or to have it transferred directly to another entity or person.

Canada – qualifying option

The Canadian Grantee may exercise any of the rights described in this Notice by emailing the Company using the contact information provided at the end of this Notice.

The Company will respond to any request within 30 days of receipt, except where the law permits an extension of that time. If the Company refuses to provide or correct the Data, it will provide the Canadian Grantee with the reasons for the refusal, the applicable sections of the law and information about his or her remedies, all subject to the limitations of the law.

If the Company refuses to rectify data, it will allow the Canadian Grantee to place comments in his or her file in respect of the Data for which rectification has been refused. The Company will also retain the personal data that has been the subject of an access request for as long as necessary to allow the Canadian Grantee to exhaust any recourse provided by law.

Privacy Rights (All Canadian provinces and territories, excluding Quebec)

•
Right to be informed. The Canadian Grantee has the right to be informed of the purposes for which the Data are to be collected, used and disclosed and the consequences of granting consent. On request, the Canadian Grantee has the right to be informed of the position name or title and the contact information for an officer or employee of the organization who is able to answer the Canadian Grantee’s questions about the collection of the Data. The Canadian Grantee also has the right to be informed of the use of any service providers located outside of Canada used to collect the Data or to whom the Data may be transferred. The Canadian Grantee has the right to be informed about how the Canadian Grantee may obtain written information about the Company’s policies and practices with respect to service providers outside Canada and the name or position name or title of a person who is able to answer on behalf of the Company the Canadian Grantee’s questions about the collection, use, disclosure or storage of personal information by service providers outside Canada for or on behalf of the Company.
•
Right of Access. Subject to certain statutory exceptions, the Canadian Grantee has the right to access his or her Data and to have it corrected or supplemented if the Canadian Grantee can demonstrate that it contains errors or if it is incomplete.
•
Right to withdraw consent. The Canadian Grantee may withdraw his or her consent. However, since the Data is necessary for the administration of the Plan, the Company may terminate the Agreement if consent is withdrawn.

The Canadian Grantee hereby consents to the collection, use, disclosure and transfer of his or her Data as described in this Notice.

The contact information for the Group Privacy Officer is set out below:

Julia Reytblat

Julia.Reytblat@churchdwight.com